Gary R. Henrie
Attorney at Law

8275 S. Eastern Ave., Suite 200	Telephone: 702-616-3093
Las Vegas, NV 89123	Facsimile: 435-753-1775
E-mail: gary@grhlaw.net

June 28, 2006

Board of Directors
Novastar Resources Ltd.
8300 Greensboro Drive
Suite 800
McLean, VA 22102

Re:	86,576,829 Shares Common Stock $0.001 Par Value
Form SB-2 Registration Statement

Ladies and Gentlemen:

As special securities counsel for Novastar Resources Ltd., a Nevada corporation (the “Company”), you have requested my opinion in connection with the preparation and filing with the United States Securities and Exchange Commission of a Registration Statement on Form SB-2 (the “Registration Statement”) registering up to 86,576,829 shares of the Company’s common stock, $0.001 par value per share, which may be resold from time to time by the selling stockholders. Of such shares, (i) 66,140,649 are outstanding upon the effective date of the Registration Statement, and (ii) up to 20,436,180 shares are issuable upon the exercise of warrants held by certain of the selling stockholders. The contents of the Registration Statement, including the exhibits thereto, are incorporated by reference herein.

I have examined such records and documents and made such examination of law as I have deemed relevant in connection with this opinion. Based on the foregoing, and subject to the caveats identified below, I am of the opinion that upon the effective date of the Registration Statement, the 66,140,649 shares referenced in the preceding paragraph, will be legally issued, fully-paid and non-assessable. Moreover, I am of the opinion that the 20,436,180 shares referenced in the preceding paragraph will be legally issued, fully-paid and non-assessable upon the exercise of the applicable warrants in accordance with the terms thereof and upon payment of the exercise price to the Company. My opinion is limited to the due issuance of the shares by the board of directors of the Company and is based upon Nevada corporate law and the judicial decisions interpreting that law.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Gary R. Henrie
Gary R. Henrie